Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of Travelport Worldwide Limited appearing in the Annual Report on Form 10-K of Travelport Worldwide Limited for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE LLP

London, United Kingdom
November 3, 2015